Exhibit (a)(1)

SUN MICROSYSTEMS, INC.

OFFER TO AMEND A PORTION OF CERTAIN OUTSTANDING OPTIONS THAT WERE UNVESTED AS OF DECEMBER 31, 2004

November 16, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, DECEMBER 14, 2007, UNLESS THE OFFER IS OTHERWISE EXTENDED AS PROVIDED FOR HEREIN.

Sun Microsystems, Inc. (“Sun”, the “Company”, “us” or “we”) is making this offer to amend certain stock options to purchase shares of the Company’s common stock, par value $0.001 per share (“Sun common stock”), previously granted (i) to employees of Sun under the Sun Microsystems, Inc. Equity Compensation Acquisition Plan (the “Sun Plan”), (ii) by Pirus Networks, Inc. (“Pirus”) to employees of Pirus under the Pirus Networks, Inc. 2000 Stock Option Plan (the “Pirus Plan”), which options were subsequently assumed by Sun, and (iii) by Waveset Technologies, Inc. (“Waveset”) to employees of Waveset under the Waveset Technologies, Inc. Amended and Restated 2000 Stock Plan (the “Waveset Plan”), which options were subsequently assumed by Sun (collectively, each of these plans are sometimes referred to as the “Plans”).  Only current employees of Sun holding Eligible Options (as defined on page (ii) below) are eligible to participate in this offer.

The Company has determined, in the exercise of its reasoned business judgment, that the fair market value per share of the underlying Sun common stock, Pirus common stock and Waveset common stock, as the case may be, on the grant measurement dates of such options for accounting and tax purposes (which we refer to herein as the “grant measurement dates” and which may not be the same dates as the “grant date” in your option agreements) was higher than the respective exercise prices. While the Company's determination is not binding on the IRS, Sun is making this offer because of the potential adverse tax consequences that apply when the exercise price of a stock option is lower than the market price of the underlying common stock on the grant measurement date. The options eligible for this offer have the grant dates (as set forth in the applicable option agreements) and the corresponding exercise prices per share set forth in the following table, which also includes the actual fair market value per share of the respective underlying common stock on each grant measurement date.  The exercise prices and values set forth below, and all other share numbers and per share prices and values set forth in this offer and related materials, reflect the one-for-four reverse stock split of Sun’s common stock which was effective November 12, 2007.

Issuer	Grant Date as Set Forth in Option Agreement	Current Exercise Price as Set Forth in Option Agreement	Fair Market Value per Share of Underlying Common Stock on Grant Measurement Date (1)
Sun	7/22/02	$4.24	$16.24
	11/14/02	$5.36	$10.98
Pirus (2)	7/31/02	$7.28	$14.56
Waveset (2)	9/2/03	$0.80	$11.17
	9/9/03	$0.80	$11.50
	10/17/03	$0.80	$9.97
	10/21/03	$0.80	$9.80

(1)         With respect to the options pursuant to which you elect “Choice A” described below, the fair market value per share for the applicable grant measurement date will become the new exercise price of the options.  With respect to the options pursuant to which you elect “Choice B” described below, the exercise price of your options will remain the current exercise price, as set forth above.

(2)         With respect to the options granted under the Pirus Plan and the Waveset Plan, the applicable exercise price per share and the resulting fair market value of these options were adjusted at the time of Sun’s acquisition of Pirus and Waveset, respectively, in accordance with the exchange ratio established pursuant to each such acquisition.  The exercise prices and fair market values set forth above reflect these prior adjustments.

Eligible Options

Section 409A of the Internal Revenue Code provides that options granted with a below-market exercise price, to the extent they were not vested as of December 31, 2004, will be subject to adverse income tax consequences unless the below-market options are brought into compliance with Section 409A prior to the end of the transition period set by the Internal Revenue Service (December 31, 2008 for optionees who are not executive officers of the Company). Accordingly, Sun is offering individuals who were granted options listed in the table above, and who will be subject to taxation as a result of Section 409A if the below-market options are not brought into compliance with Section 409A prior to the end of the transition period, the opportunity to amend their below-market options that (i) were unvested as of December 31, 2004, and (ii) remain outstanding and unexercised on the expiration date of this offer (such options constitute, individually, an “Eligible Option,” and collectively, “Eligible Options”).

Choices to Bring Eligible Options into Compliance with Section 409A

You may select one of two choices to amend your Eligible Options for Section 409A compliance purposes.  You may amend your Eligible Options to either:

•                  increase the current exercise price per share of the Eligible Option to the fair market value per share of the underlying common stock on the applicable grant measurement date (as listed in the table above); or

•                  if you have not exercised any portion of the Eligible Option (i.e., any portion that had not vested as of December 31, 2004, but has subsequently vested), revise the exercise period of the Eligible Option such that the Eligible Option will only be exercisable during calendar year 2008 (beginning January 1, 2008 through December 31, 2008).

We refer to the amendment to increase your Eligible Options’ current exercise price per share as “Choice A.”  We refer to the amendment to revise the exercise date applicable to your Eligible Options as “Choice B.”

The Company is giving you the ability to choose between Choice A and Choice B with respect to each Eligible Option, as available, in order to ensure that you have maximum flexibility in determining whether, and how, to limit the potential adverse personal tax consequences that may apply to an Eligible Option under Section 409A.  The

Company is not recommending one choice over the other, or even that you accept this offer.  To participate in this offer, you must affirmatively select either Choice A or Choice B with respect to each Eligible Option, as available.  There is no default choice and you will be deemed not to have participated in this offer if you do not affirmatively accept one of the choices with respect to each of your Eligible Options.

The new exercise price per share (pursuant to Choice A) and/or the new exercise period (pursuant to Choice B) will only apply to the Eligible Options held by you, as listed on the Letter of Transmittal included in this offer. Options or portions of options held by you that are not Eligible Options (i.e., options vesting prior to December 31, 2004) are not subject to this offer and will retain their current exercise prices, exercise period, expiration date and other terms and conditions.  Options or portions of options that are not Eligible Options are not subject to the adverse tax consequences of Section 409A.  Eligible Options for which you do not elect either Choice A or Choice B are not compliant with Section 409A and thus may be subject to adverse tax consequences on December 31, 2008 and thereafter.

Options Vesting Subsequent to December 31, 2004

As noted above, any options vesting subsequent to December 31, 2004 are potentially subject to the adverse tax consequences of Section 409A to the extent the option has a below-market exercise price.  Please note, however, that even though Eligible Options may have vested subsequent to December 31, 2004, you will not be subject to the adverse tax consequences of Section 409A merely by virtue of such vesting.  Pursuant to IRS rules, affected optionees have until December 31, 2008 to bring their options into compliance. Thus, the non-compliant Eligible Options held by you, as listed in the table above, vesting subsequent to December 31, 2004 will not be subject to the adverse tax consequences of Section 409A provided that you elect to participate in this offer pursuant to either Choice A or Choice B with respect to each Eligible Option, as available.

Amendment Pursuant to Choice A

If you select Choice A with respect to any Eligible Option, that Eligible Option will be amended to provide for a new exercise price per share equal to the fair market value per share of the Sun common stock, Pirus common stock and Waveset common stock, as the case may be, on the grant measurement date of the Eligible Option (as listed in the chart above).  The Eligible Option will otherwise continue to be subject to its original exercise period, expiration date and other terms and conditions as in effect for the option immediately prior to the amendment.

Example:  Assume that you currently hold an option to purchase 75,000 shares of Sun common stock which was granted on December 5, 2002 and has an exercise price per share of $5.00.  The fair market value of a share of Sun common stock on the grant measurement date was $5.10 and that the option vested in three equal annual installments over a three-year period, with 1/3rd vesting on December 5, 2003, 1/3rd vesting on December 5, 2004 and the final 1/3rd vesting on December 5, 2005.  As of December 31, 2004, the option was unvested as to 25,000 of the shares.  This portion of the option, as of December 31, 2004, constitutes an Eligible Option for purposes of this offer. No other portion of the option grant constitutes an Eligible Option and thus may not be amended pursuant to this offer (because 50,000 were vested as of December 31, 2004).  While these remaining 25,000 shares vested on December 5, 2005, assume you have not exercised this portion of the option.  If you accept this offer and elect to amend the Eligible Option pursuant to Choice A, then your Eligible Option will be amended to have an increased exercise price of $5.10 per share with respect to the 25,000 shares.  No other changes will be made to your December 5, 2002 option.

The current exercise price, adjusted exercise price and fair market value assumed in the above example are for illustrative purposes only and are not meant to reflect our view of what the trading price of Sun common stock will be in the short, medium or long term.

Amendment Pursuant to Choice B

If you have not previously exercised any portion of an Eligible Option (i.e., any portion which vested after December 31, 2004), and if you select Choice B, your Eligible Option will be amended to provide that the Eligible Option will only be exercisable during calendar year 2008.  Thus, if you elect Choice B, you will not be able to exercise the vested portions of your Eligible Options prior to January 1, 2008, and must exercise all Eligible Options by December 31, 2008, or they will expire and terminate.  Pursuant to Choice B, you will no longer have the full exercise period or expiration date set forth in your current option agreement.

Example:  Assume you currently hold an Eligible Option for 75,000 shares of Sun common stock which vested in equal 1/3rd installments on February 1 of each of 2005, 2006 and 2007.  Pursuant to this offer, you select Choice B with respect to the Eligible Option.  As a result, you will not be able to exercise the Eligible Option, despite the fact that it is 100% vested, until January 1, 2008, and you will have to exercise the Eligible Option by December 31, 2008, or it will terminate.

If you have exercised any portion of an Eligible Option (i.e., any portion which vested after December 31, 2004), you may only select Choice A as described above.  You may not choose Choice B with respect to that Eligible Option as you have already exercised in part the Eligible Option.  If you have not exercised any portion of an Eligible Option (i.e., any portion which vested after December 31, 2004), you may select either Choice A or Choice B with respect to that Eligible Option, but only those portions of the Eligible Option vesting after December 31, 2004 are included as part of this offer.

Example:  Assume you currently hold an option for 100,000 shares of Sun common stock which vested in equal 25% installments on December 15 of each of 2003, 2004, 2005 and 2006.  Only the 50% portion of the option which vested after December 31, 2004, or the portion of the option exercisable for 50,000 shares, is considered an Eligible Option for purposes of this offer.  If you have exercised the Eligible Option with respect to 25,000 shares, you may not choose Choice B.  If you have not exercised any of the 50,000 shares subject to the Eligible Option, you may choose either Choice A or Choice B.

If you select Choice B, in no event will any Eligible Options amended pursuant to Choice B be exercisable following the original expiration date of the option.

Example:  Assume you currently hold an option for 50,000 shares of Sun common stock which vested in full after December 31, 2004.  The current expiration date of the option is June 30, 2008, and you select Choice B with respect to this offer.  Your Eligible Option will expire on June 30, 2008, not December 31, 2008.

Termination of Employment — Pursuant to Choice A and Choice B

If you choose to participate in this offer with respect to any of your Eligible Options, and your employment with Sun is terminated for any reason after the expiration of the offer, including your death or disability, the terms of the Sun Plan, Pirus Plan or Waveset Plan, as the case may be, and your respective stock option agreement(s), as amended pursuant to your participation in this offer pursuant to Choice A and/or Choice B, as applicable, will govern the period during which you will be able to exercise your Eligible Options.  Thus, if you (i) select Choice A and terminate employment after the Expiration Date (as defined below) of this offer, you will have the time period set forth in your respective stock option agreement(s) to exercise your Eligible Options and your exercise price will be the amended exercise price pursuant to Choice A, and (ii) select Choice B and terminate employment after the Expiration Date of this offer, you will have the time period set forth in your respective stock option agreement(s) to exercise your Eligible Options, provided that in no event may such period extend beyond December 31, 2008, the amended expiration date of your Eligible Options.

Example:  Assume you currently hold an option for 75,000 shares of Sun common stock.  1/3rd of the option vested on March 1 of each of 2004, 2005 and 2006.  Thus, you hold an Eligible Option for 50,000 shares of Sun common stock.  The Eligible Option was issued pursuant to the Pirus Plan.  Pursuant to this offer, you select Choice B with respect to the Eligible Option.  On February 1, 2008, you voluntarily terminate your employment with Sun.  According to the Pirus Plan, you will have 30 days from the date of termination to exercise the 50,000 vested shares under the Eligible Option, unless otherwise set forth in your individual stock option agreement.  You will not have the full calendar year of 2008 to exercise your Eligible Option.

Note that if you were to voluntarily terminate your employment on December 10, 2008, however, you would only have until December 31, 2008 to exercise your amended Eligible Options.  In addition, if you were to voluntarily terminate employment on December 12, 2007, you would have 30 days from such date to exercise your Eligible Option, or until approximately January 11, 2008.  You would not have the full calendar year of 2008 to exercise your Eligible Option.

Limitations Between Choices

As discussed above, you may select between Choice A and Choice B with respect to each of your Eligible Options (although you may not select Choice B for an Eligible Option if you have exercised any portion of that Eligible Option (i.e., any portion vesting after December 31, 2004)).  You may select only one choice for each Eligible Option you hold.  In other words, you may not select Choice A for one-half of the shares subject to an Eligible Option, and Choice B for the remaining one-half of the shares subject to the Eligible Option.

v

General Information

The offer set forth in this Offer to Amend (the “Offer to Amend”) and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) will expire on the expiration date, currently set for 12:00 midnight, Eastern Time, on Friday, December 14, 2007, unless extended as set forth herein (the “Expiration Date”).

We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Amend and the related Letter of Transmittal, including the conditions described in Section 7—“Conditions of the Offer.” You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Each Eligible Option that we accept for amendment will be amended on the first business day following the Expiration Date of this Offer (the “Amendment Date”). Subject to satisfaction of the conditions to the Offer, we currently intend to accept for amendment all Eligible Options of those optionees who accept the Offer.

As of November 14, 2007, options to purchase (i) 1,259,152 shares of Sun common stock were issued and outstanding under the Sun Plan, including 60,383 shares subject to Eligible Options, (ii) 17,767 shares of Sun common stock were issued and outstanding under the Pirus Plan, including 4,696 shares subject to Eligible Options, and (iii) 23,658 shares of Sun common stock were issued and outstanding under the Waveset Plan, including 6,459 shares subject to Eligible Options.

Although our Leadership Development and Compensation Committee has approved this Offer, neither Sun nor any member of our Board of Directors makes any recommendation as to whether you should accept the Offer to amend your Eligible Options. You must make your own decision whether to accept the Offer to amend your Eligible Options, after taking into account your own personal circumstances and preferences.  Adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to this Offer.

Shares of Sun common stock are traded on the NASDAQ Global Select Market under the symbol “JAVA.”  For the period from November 12, 2007 through December 10, 2007, a letter “D” will be included at the end of our trading symbol to indicate that our one-for-four reverse stock split recently become effective.  On November 14, 2007, the last reported sale price of Sun common stock on the NASDAQ Global Select Market was $20 per share.

You should direct questions about the Offer or requests for assistance or for additional copies of this document or the Letter of Transmittal by e-mail to 409A_questions@sun.com.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer to Amend other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO, the related Letter of Transmittal or any exhibit to these documents. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO, the related Letter of Transmittal or the exhibits, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should accept or reject the Offer to amend your Eligible Options pursuant to this Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO, the related Letter of Transmittal or other documents to which we have referred you.

This Offer to Amend has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Amend. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

IMPORTANT INFORMATION

Included with this Offer to Amend is a personalized Letter of Transmittal containing a summary of the Eligible Options held by you.  If you wish to accept the Offer to amend your Eligible Options, you must timely complete and sign your Letter of Transmittal in accordance with its instructions, and send it and any other required documents by e-mail to 409A_questions@sun.com, or by interoffice mail, hand delivery, overnight courier or U.S. mail to Global Stock Plan Services, Sun Microsystems, Inc., SCA 22-120, 4220 Network Circle, Santa Clara, CA  95054, Attn.: 409A Offer.

We are not making the Offer to, nor will we accept any submitted acceptance of the Offer to amend Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

Schedule I - Information Concerning the Directors and Executive Officers of Sun Microsystems, Inc.

Schedule II - Beneficial Ownership of Sun Securities by Directors and Executive Officers of Sun Microsystems, Inc.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer.  We urge you to read carefully the remainder of the Offer to Amend and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Amend and the Letter of Transmittal. We have included references to the relevant sections of the Offer to Amend where you can find a more complete description of the topics in this summary term sheet.

Who is making this offer, and why?

Sun Microsystems, Inc. (“Sun”, the “Company”, “us” or “we”) is making this offer to amend certain stock options to purchase shares of the Company’s common stock, par value $0.001 per share (“Sun common stock”), previously granted (i) to employees of Sun under the Sun Microsystems, Inc. Equity Compensation Acquisition Plan (the “Sun Plan”), (ii) by Pirus Networks, Inc. (“Pirus”) to employees of Pirus under the Pirus Networks, Inc. 2000 Stock Option Plan (the “Pirus Plan”), which options were subsequently assumed by Sun, and (iii) by Waveset Technologies, Inc. (“Waveset”) to employees of Waveset under the Waveset Technologies, Inc. Amended and Restated 2000 Stock Plan (the “Waveset Plan”), which options were subsequently assumed by Sun (collectively, each of these plans are sometimes referred to as the “Plans”).  Only current employees of Sun holding Eligible Options (as defined on page 2 below) are eligible to participate in this Offer.

The Company has determined, in the exercise of its reasoned business judgment, that the fair market value per share of the underlying Sun common stock, Pirus common stock and Waveset common stock, as the case may be, on the grant measurement dates of such options for accounting and tax purposes (which we refer to herein as the “grant measurement dates” and which may not be the same dates as the “grant date” in your option agreements) was higher than the respective exercise prices. While the Company's determination is not binding on the IRS, Sun is making this Offer because of the potential adverse tax consequences that apply when the exercise price of a stock option is lower than the market price of the underlying common stock on the grant measurement date. The options eligible for this Offer have the grant dates (as set forth in the applicable option agreements) and the corresponding exercise prices per share set forth in the following table, which also includes the actual fair market value per share of the respective underlying common stock on each grant measurement date.  The exercise prices and values set forth below, and all other share numbers and per share prices and values set forth in this Offer and related materials, reflect the one-for-four reverse stock split of Sun’s common stock which was effective November 12, 2007.

Issuer	Grant Date as Set Forth in Option Agreement	Current Exercise Price as Set Forth in Option Agreement	Fair Market Value per Share of Underlying Common Stock on Grant Measurement Date (1)
Sun	7/22/02	$4.24	$16.24
	11/14/02	$5.36	$10.98
Pirus (2)	7/31/02	$7.28	$14.56
Waveset (2)	9/2/03	$0.80	$11.17
	9/9/03	$0.80	$11.50
	10/17/03	$0.80	$9.97
	10/21/03	$0.80	$9.80

                        (1)       With respect to the options under which you elect “Choice A” described below, the fair market value per share for the applicable grant measurement date will become the new exercise price of the options.  With respect to the options pursuant to which you elect “Choice B” described below, the exercise price of your options will remain the current exercise price, as set forth above.

                        (2)       With respect to the options granted under the Pirus Plan and the Waveset Plan, the applicable exercise price per share and the resulting fair market value of these options were adjusted at the time of Sun’s acquisition of Pirus and Waveset, respectively, in accordance with the exchange ratio established pursuant to each such acquisition.  The exercise prices and fair market values set forth above reflect these prior adjustments.

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations.”

Why are we making this Offer?

Section 409A of the Internal Revenue Code provides that options granted with a below-market exercise price, to the extent that they were not vested as of December 31, 2004, will be subject to adverse income tax consequences (as described below) unless the options are first brought into compliance with Section 409A prior to the end of the transition period (December 31, 2008 for optionees who are not executive officers of the Company).  Accordingly, Sun is offering individuals who were granted options listed in the table set forth above, and who will be subject to taxation as a result of Section 409A if the below-market options are not brought into compliance with Section 409A prior to the end of the transition period, the opportunity to amend their below-market options, as listed above, that (i) were unvested as of December 31, 2004, and (ii) remain outstanding and unexercised on the expiration date of this Offer (such options constitute, individually, an “Eligible Option,” and collectively, “Eligible Options”).

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” and Section 2—“Purpose of the Offer.”

How can I avoid the adverse tax consequences of Section 409A by December 31, 2008?

You may select one of two choices to amend your Eligible Options for Section 409A compliance purposes.  You may amend your Eligible Options to either:

•                  increase the current exercise price per share of the Eligible Option to the fair market value per share of the underlying common stock on the applicable grant measurement date (as listed above) (“Choice A”); or

•                  if you have not exercised any portion of the Eligible Option (i.e., any portion that had not vested as of December 31, 2004, but has subsequently vested), revise the exercise period of the Eligible Option such that the Eligible Option will only be exercisable during calendar year 2008 (beginning January 1, 2008 through December 31, 2008) (“Choice B”).

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations” and Section 2—“Purpose of the Offer.”

What terms of the Eligible Option will be amended if I accept the Offer?

The answer depends on whether you select Choice A or Choice B.  If you select Choice A, the exercise price of the Eligible Options will be increased to the fair market value per share of the Sun common stock, Pirus common stock and Waveset common stock, as the case may be, on the applicable grant measurement date.  No other terms or conditions of your Eligible Options will change.

If you select Choice B, the exercise period of the Eligible Options will be revised such that you may only exercise the Eligible Options during calendar year 2008 (beginning January 1, 2008 through December 31, 2008).  No other terms or conditions of your Eligible Options will change, except that the Eligible Options will cease to be excercisable as of the expiration of this Offer, will again become exercisable upon January 1, 2008 through December 31, 2008, and will terminate if not exercised by December 31, 2008.

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations.”

What does Sun think of the Offer?  Does Sun recommend Choice A or Choice B?

Neither Sun nor any member of our Board of Directors makes any recommendation as to whether you should accept or not accept the Offer to amend your Eligible Options. Similarly, neither Sun nor any member of our Board of Directors makes any recommendation as to whether you should elect Choice A or Choice B.  You must make your own decision whether to accept this Offer, including whether to elect Choice A or Choice B, after taking into account your own personal circumstances and preferences.  To participate in this Offer, you must affirmatively select either Choice A or Choice B, or a combination thereof (with certain limitations, as described below).  There is no default choice and you will be deemed not to have participated in this Offer if you do not affirmatively accept one of the choices with respect to each of your Eligible Options.

Eligible Options for which you do not elect either Choice A or Choice B are not compliant with Section 409A and thus may be subject to adverse tax consequences on December 31, 2008 and thereafter.  Sun recommends that you consult with your tax advisor when deciding whether or not you should accept the Offer to amend your Eligible Options.

See Section 2—“Purpose of the Offer” and Section 3—“Status of Eligible Options Not Amended.”

What are the tax consequences of an option subject to Section 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004.  In April 2007, the Internal Revenue Service issued final regulations with respect to Section 409A. The final regulations state that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant measurement date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance within the time period established by the IRS, the option will trigger the following adverse U.S. federal tax consequences under Section 409A:

•                  the optionee will recognize immediate taxable income on January 1, 2009. The amount of income recognized will be equal to the fair market value of the option shares on that date, less the exercise price payable for those shares;

•                  the optionee will incur an additional 20% penalty tax on the income recognized; and

•                  the optionee will also be liable for interest at a penalty rate from January 1, 2005.

Taxation will occur in such manner even though the option remains unexercised.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and if you are subject to income taxation in such state(s), the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

See “Certain Risks of Participating in the Offer,” Section 2—“Purpose of the Offer” and Section 3—“Status of Eligible Options Not Amended.”

What are the tax consequences if I accept the Offer?

If you accept the Offer to amend your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the acceptance or at the time your Eligible Options is amended.  Accordingly, you will not recognize immediate taxable income on January 1, 2009 and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A.  We recommend that all eligible participants consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

See Section 14—“Material U.S. Federal Income Tax Consequences.”

What are the tax consequences if I do not accept the Offer?

If you choose not to accept the Offer to amend your Eligible Options, you may be subject to the adverse tax consequences under Section 409A discussed above.  You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

See Section 2—“Purpose of the Offer.”

Am I required to participate in the Offer?

No.  Participation in the Offer is entirely voluntary. You may choose to retain the current exercise price and exercise period for the Eligible Options and pay any taxes and penalties under Section 409A. The failure to accept the Offer for any of your Eligible Options will result in the application of Section 409A to such option and adverse tax consequences as a result.

Do I have to accept the Offer with respect to all of my Eligible Options, or may I decide to accept the Offer with respect to only a portion of my Eligible Options?

You are not required to accept the Offer with respect to all of your Eligible Options. You may, if you choose, accept the Offer with respect to only a portion of your Eligible Options. You may not, however, accept the Offer with respect to a portion of the shares of Sun common stock subject to an Eligible Option and not elect to accept the Offer with respect to the remainder of the Eligible Option.  If you elect to accept the Offer and select Choice A or Choice B with respect to an Eligible Option, the Offer, and the particular choice, will apply to all of the shares of Sun common stock subject to the Eligible Option.

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations.”

If I accept the Offer, do I have to select either Choice A or Choice B, or may I select a combination of both?

You may select between Choice A and Choice B with respect to each of your Eligible Options (although you may not select Choice B for an Eligible Option if you have exercised any portion of that Eligible Option (i.e., any portion vesting after December 31, 2004)).  You may select only one choice for each Eligible Option you hold.  In other words, you may not select Choice A for one-half of the shares subject to an Eligible Option, and Choice B for the remaining one-half of the shares subject to the Eligible Option.

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations.”

What if I have exercised a portion of my Eligible Options?

If you have exercised any portion of an Eligible Option (i.e., portions which vested after December 31, 2004), you may only select Choice A as described above.  You may not choose Choice B with respect to that Eligible Option as you have already exercised it in part.  If you have not exercised any portion of an Eligible Option (i.e., portions which vested after December 31, 2004), you may select either Choice A or Choice B with respect to that Eligible Option, but only those portions of the Eligible Option vesting after December 31, 2004 are included as part of this offer.

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations.”

If I select Choice A, will the terms and conditions of my amended Eligible Option be the same as my existing Eligible Option?

Except for the increased exercise price per share, each Eligible Option that is amended pursuant to Choice A of this Offer will continue to remain subject to the same terms and conditions applicable to the option as in effect immediately prior to the amendment. Accordingly, each such amended Eligible Option will be subject to the same exercise period, expiration date and other conditions currently in effect for the option.

See Section 9—“Source and Amount of Consideration; Terms of Amended Eligible Options; Terms of the Plans.”

If I select Choice B, will the terms and conditions of my amended Eligible Option be the same as my existing Eligible Option?

Except for the revised exercise period and expiration date, each Eligible Option that is amended pursuant to Choice B of this Offer will continue to be subject to the same exercise price and other terms and conditions applicable to the option as in effect immediately prior to the amendment.  As discussed further below, however, selection of Choice B with respect to your Eligible Options will result in the inability to exercise the vested shares subject to the Eligible Options until January 1, 2008, and then the Eligible Options may only be exercised from January 1, 2008 through December 31, 2008.

See Section 9—“Source and Amount of Consideration; Terms of Amended Eligible options; Terms of the Plans.”

How long do I have to choose to participate in this Offer?

This Offer expires at 12:00 midnight, Eastern Time, on December 14, 2007 (the “Expiration Date”), unless we, in our sole discretion or pursuant to applicable law, extend the period of time during which the Offer will remain open.  If we extend the Offer, the term “Expiration Date” with respect to the Offer will mean the latest time and date at which the Offer, as extended, will expire.

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations.”

Can I change between Choice A and Choice B after the Expiration Date of the Offer?

No. Once the Offer expires, your election decision is final and may not be changed.

When will my Eligible Option be amended?

If you accept the Offer, your Eligible Options so tendered will be amended effective the first business day following the Expiration Date of the Offer (the “Amendment Date”).  As of the Amendment Date, the exercise price of your Eligible Options will be increased (if you select Choice A), and/or the exercise period of the Eligible Options will be revised (if you select Choice B).

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations.”

Can I exercise my Eligible Options after I accept the Offer, but before the Expiration Date of the Offer?

Yes, you may exercise your Eligible Options before the Expiration Date and after you have accepted the Offer.  However, you must first withdraw your acceptance to amend your Eligible Options.  In addition, your Eligible Options will not be formally amended and thus will not be in compliance with Section 409A.  Thus, if you exercise an Eligible Option before the Expiration Date, you may be subject to the adverse tax consequences under Section 409A (other than if your exercise is in connection with your termination of employment with Sun).

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations,” Section 3—“Status of Eligible Options Not Amended” and Section 5—“Withdrawal Rights.”

If I do not participate in the Offer, can I still exercise my Eligible Options?

Yes, if you do not participate in the Offer, you may exercise your Eligible Options at any time prior to the expiration date set forth in your option agreement(s).  However, you may be subject to the adverse tax consequences under Section 409A (unless your exercise occurs in connection with your termination from Sun).

See Section 3—“Status of Eligible Options Not Amended.”

When may I exercise my options exercisable for Sun common stock that were vested as of December 31, 2004?

You may exercise options that were vested as of December 31, 2004 at any time prior to their respective expiration dates.  Shares subject to your options that were vested as of December 31, 2004 are not subject to the adverse tax consequences under Section 409A, are not “Eligible Options” and are not subject to this Offer.

When can I exercise my amended Eligible Options?

The answer depends on whether you select Choice A or Choice B.  If you select Choice A, you may exercise your amended Eligible Options at any time following the Amendment Date and prior to the current expiration date of options as set forth in your current option agreement.

If you select Choice B, your Eligible Options will only be exercisable during calendar year 2008 (beginning January 1, 2008 through December 31, 2008).  If you select Choice B, your Eligible Options will terminate as of January 1, 2009 even if you have not yet exercised the options.  Even if your Eligible Options is fully vested on the Amendment Date, by selecting Choice B, the amended Eligible Options will not be exercisable until January 1, 2008.

See Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations.”

Will my amended Eligible Options be incentive stock options?

Whether you elect Choice A or Choice B, your amended Eligible Options will not be incentive stock options as is the case with respect to your Eligible Options currently.  Thus, when you exercise the vested Eligible Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise, over (ii) the exercise price paid for those shares, and Sun must collect the applicable withholding taxes with respect to such income.

See Section 14—“Material U.S. Federal Income Tax Consequences.”

What are the conditions to this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7—“Conditions of the Offer.” This Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options for amendment.

How and when do I accept the Offer to amend my Eligible Options?

If you decide to accept the Offer to amend your Eligible Options, you must deliver to us, before the expiration of the Offer, the Letter of Transmittal distributed to you, properly completed and duly executed, and any other documents required by the Letter of Transmittal. The Letter of Transmittal and other documents may be sent to us via e-mail at 409A_questions@sun.com, or interoffice mail, hand delivery, overnight courier or U.S. mail to Global Stock Plan Services, Sun Microsystems, Inc., SCA 22-120, 4220 Network Circle, Santa Clara, CA  95054, Attn.:  409A Offer.

If we extend the Offer beyond the original Expiration Date, you must ensure delivery of these documents before the extended Expiration Date. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Options for amendment, and your Eligible Options will not be amended pursuant to this Offer. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.

See Section 4—“Procedures for Accepting the Offer to Amend Eligible Options.”

During what period of time may I withdraw my previously submitted acceptance of the Offer to amend my Eligible Options?

You may withdraw your acceptance of this Offer to amend your Eligible Options at any time before 12:00 midnight, Eastern Time, on Friday, December 14, 2007.  If we extend this Offer beyond that time, you may withdraw your submitted acceptance at any time until the extended Expiration Date.  In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Eastern Time, on January 15, 2008 (the 40th business day after the commencement of this tender offer), you may withdraw your submitted acceptance of the Offer at any time thereafter.

To withdraw your submitted acceptance, you must send to us a properly completed and executed Withdrawal Form with the required information while you still have the right to withdraw the submitted acceptance of the Offer. The Withdrawal Form may be sent via e-mail to 409A_questions@sun.com, or interoffice mail, hand delivery, overnight courier or U.S. mail to Global Stock Plan Services, Sun Microsystems, Inc., SCA 22-120, 4220 Network Circle, Santa Clara, CA  95054, Attn.:  409A Offer.  Delivery of all required documents, including the Withdrawal Form, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.

Once you have withdrawn your acceptance, you may re-submit an acceptance only if you again follow the acceptance procedures described in this Offer to Amend and the Letter of Transmittal prior to the Expiration Date (or the extended Expiration Date, as applicable). If you withdraw your acceptance and do not re-submit an acceptance, you may be subject to adverse income tax consequences under Section 409A.

See Section 5—“Withdrawal Rights.”

Will Sun be required to recognize compensation expense in its consolidated financial statements in connection with this Offer?

The amendment of any Eligible Option under this Offer will be accounted for under the applicable provisions of U.S. generally accepted accounting principles (“GAAP”).  Although no assurances can be given, we expect that no compensation expense under GAAP will be recognized solely as a result of this Offer, regardless of whether optionees elect Choice A or Choice B.

See Section 12—“Accounting Consequences of the Offer.”

What are some key dates to remember?

The commencement date of this Offer is November 16, 2007.

The Offer expires at 12:00 midnight, Eastern Time, on December 14, 2007, unless we extend this Offer.

You may withdraw your previously submitted acceptance of this Offer until 12:00 midnight, Eastern Time, on Friday, December 14, 2007, unless we extend the Offer, in which case, you may withdraw your submitted acceptance at any time until the expiration date of the extended Offer.

The Eligible Options will be amended on the Amendment Date, or December 17, 2007 or, if the Offer is extended, the first business day following the extended Expiration Date.

Who can I talk to if I have questions about this Offer?

For additional information or assistance, you should send an e-mail to 409A_questions@sun.com.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in this Offer involves the risks discussed in this Offer to Amend, including as described below.  In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended June 30, 2007 and Quarterly Report on Form 10-Q for the first quarter ended September 30, 2007 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 17—“Additional Information.”  You should carefully consider these risks and are encouraged to consult your personal investment, tax and legal advisor before deciding to participate in this Offer.

Tax-Related Risks

The discussion in Section 2—“Purpose of the Offer” and Section 14—“Material U.S. Federal Income Tax Consequences” of the Offer to Amend describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer.  In addition, state and local tax consequences may differ. Certain states, including California, have adopted provisions similar to Section 409A under state tax law.  If you are subject to income taxation in such state(s), you may incur additional taxes and penalties under such provisions with respect to your Eligible Options.

We recommend that you consult with your own personal tax advisor as to the tax consequences of participation in the Offer.

Procedural Risks

You are responsible for making sure that your Letter of Transmittal and/or Withdrawal Form is received by us prior to the Expiration Date. If we extend the Offer beyond the original Expiration Date, you must ensure delivery of these documents before the extended Expiration Date. The Letter of Transmittal and other documents may be sent to us via e-mail at 409A_question@sun.com, or interoffice mail, hand delivery, overnight courier or U.S. mail to Global Stock Plan Services, Sun Microsystems, Inc., SCA 22-120, 4220 Network Circle, Santa Clara, CA  95054, Attn.:  409A Offer.

Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.

Economic Risks

If you participate in the Offer by affirmatively selecting Choice B, your amended Eligible Options will be exercisable at any time between January 1, 2008 and December 31, 2008.  From the Amendment Date until January 1, 2008, you will not be able to exercise your Eligible Options.  The fair market value of our common stock between the Amendment Date and January 1, 2008 may be substantially higher or lower than it is now.  We can give you no assurance of what the market price of our common stock will be during this period when you will not be permitted to exercise your Eligible Options pursuant to your affirmative election of Choice B.

Furthermore, once your Eligible Options becomes exercisable beginning January 1, 2008, you may exercise your Eligible Options at any point during calendar year 2008.  We can give you no assurance of what the market price of our common stock, or the liquidity or listing status on the NASDAQ Global Select Market of our common stock, will be at any time during calendar year 2008.

Finally, as of January 1, 2009, if you select Choice B, your Eligible Options will terminate to the extent you have not exercised the options prior to such date, even if your current expiration date extends past December 31, 2008.  We can give you no assurance of what the market price of our common stock will be after December 31, 2008.

THE OFFER

Section 1.                                          Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Considerations

Upon the terms and subject to the conditions of this Offer, we will amend all Eligible Options that are accepted in the Offer in accordance with Section 4—“Procedures for Accepting the Offer to Amend Eligible Options,” and are not validly withdrawn in accordance with Section 5—“Withdrawal Rights” before the expiration of the Offer.

Eligible Participants.  We are making this Offer to amend certain stock options to purchase shares of Sun common stock previously granted (i) to employees of Sun under the Sun Plan, (ii) by Pirus to employees of Pirus under the Pirus Plan, which options were subsequently assumed by Sun, and (iii) by Waveset to employees of Waveset under the Waveset Plan, which options were subsequently assumed by Sun.  These employees received stock options with exercise prices less than the fair market value per share of the underlying Sun common stock, Pirus common stock and Waveset common stock, as the case may be, on the grant measurement dates, which is not in compliance with Section 409A of the Internal Revenue Code.  Only current employees of Sun holding Eligible Options are eligible to participate in this Offer.

Eligible Options.  The options eligible for this Offer have the grant dates (as set forth in the applicable option agreements) and the corresponding exercise prices per share set forth in the following table, which also includes the actual fair market value per share of the respective underlying common stock on each grant measurement date.  The exercise prices and values set forth below, and all other share numbers and per share prices and values set forth in this Offer and related materials, reflect the one-for-four reverse stock split of Sun’s common stock which was effective November 12, 2007.

Issuer	Grant Date as Set Forth in Option Agreement	Current Exercise Price as Set Forth in Option Agreement	Fair Market Value per Share of Underlying Common Stock on Grant Measurement Date (1)
Sun	7/22/02	$4.24	$16.24
	11/14/02	$5.36	$10.98
Pirus (2)	7/31/02	$7.28	$14.56
Waveset (2)	9/2/03	$0.80	$11.17
	9/9/03	$0.80	$11.50
	10/17/03	$0.80	$9.97
	10/21/03	$0.80	$9.80

(1)          With respect to the options pursuant to which you elect “Choice A” described below, the fair market value per share for the applicable grant measurement date will become the new exercise price of the options.  With respect to the options pursuant to which you elect “Choice B” described below, the exercise price of your options will remain the current exercise price, as set forth above.

                        (2)                      With respect to the options granted under the Pirus Plan and the Waveset Plan, the applicable exercise price per share and the resulting fair market value of these options were adjusted at the time of Sun’s acquisition of Pirus and Waveset, respectively, in accordance with the exchange ratio established pursuant to each such acquisition.  The exercise prices and fair market values set forth above reflect these prior adjustments.

Sun is offering individuals who were granted options listed in the table above, and who will be subject to taxation as a result of Section 409A if the below-market options are not brought into compliance with Section 409A prior to the end of the transition period, the opportunity to amend their below-market options that (i) were unvested as of December 31, 2004, and (ii) remain outstanding and unexercised on the expiration date of this Offer.

Any options vesting subsequent to December 31, 2004 are potentially subject to the adverse tax consequences of Section 409A to the extent the option has a below-market exercise price.  Please note, however, that even though Eligible Options may have vested subsequent to December 31, 2004, you will not be subject to the adverse tax consequences of Section 409A merely by virtue of such vesting.  Pursuant to IRS rules, affected optionees have until December 31, 2008 to bring their options into compliance. Thus, the non-compliant Eligible Options held by you, as listed in the table above, vesting subsequent to December 31, 2004 will not be subject to the adverse tax consequences of Section 409A provided that you elect to participate in this Offer pursuant to either Choice A or Choice B.

Amendment.

Choices to Bring Eligible Options into Compliance with Section 409A

You may select one of two choices to amend your Eligible Options for Section 409A compliance purposes.  You may amend your Eligible Options to either:

•                  increase the current exercise price per share of the Eligible Option to the fair market value per share of the underlying common stock on the applicable grant measurement date (as listed in the table above) (Choice A); or

•                  if you have not exercised any portion of the Eligible Option (i.e., any portion that had not vested as of December 31, 2004, but has subsequently vested), revise the exercise period of the Eligible Option such that the Eligible Option will only be exercisable during calendar year 2008 (beginning January 1, 2008 through December 31, 2008)(Choice B).

The Company is giving you the ability to choose between Choice A and Choice B with respect to each Eligible Option, as available, in order to ensure that you have maximum flexibility in determining whether, and how, to limit the potential adverse personal tax consequences that may apply to an Eligible Option under Section 409A.  We are not recommending one choice over the other, or even that you accept this Offer.  To participate in this Offer, you must affirmatively select either Choice A or Choice B with respect to each Eligible Option, as available.  There is no default choice and you will be deemed not to have participated in this Offer if you do not affirmatively accept one of the choices with respect to each of your Eligible Options. Eligible Options for which you do not elect either Choice A or Choice B with respect to each Eligible Option, as available, are not compliant with Section 409A and thus may be subject to adverse tax consequences on December 31, 2008 and thereafter.

The new exercise price per share (pursuant to Choice A) and/or the new exercise period (pursuant to Choice B) will only apply to the Eligible Options held by you, as listed on the Letter of

Transmittal included in this Offer. Options or portions of options held by you that are not Eligible Options (i.e., options vesting prior to December 31, 2004) are not subject to this Offer and will retain their current exercise prices, exercise period, expiration date and other terms and conditions.  Options or portions of options that are not Eligible Options are not subject to the adverse tax consequences of Section 409A.

Amendment Pursuant to Choice A

If you select Choice A with respect to any Eligible Option, that Eligible Option will be amended to provide for a new exercise price per share equal to the fair market value per share of the Sun common stock, Pirus common stock and Waveset common stock, as the case may be, on the grant measurement date of the Eligible Option.  The Eligible Option will otherwise continue to be subject to its original exercise period, expiration date and other terms and conditions as in effect for the option immediately prior to the amendment.

Example:  Assume that you currently hold an option to purchase 75,000 shares of Sun common stock which was granted on December 5, 2002 and has an exercise price per share of $5.00.  The fair market value of a share of Sun common stock on the grant measurement date was $5.10 and that the option vested in three equal annual installments over a three-year period, with 1/3rd vesting on December 5, 2003, 1/3rd vesting on December 5, 2004 and the final 1/3rd vesting on December 5, 2005.  As of December 31, 2004, the option was unvested as to 25,000 of the shares.  This portion of the option, as of December 31, 2004, constitutes an Eligible Option for purposes of this Offer. No other portion of the option grant constitutes an Eligible Option and thus may not be amended pursuant to this Offer (because 50,000 were vested as of December 31, 2004).  While these remaining 25,000 shares vested on December 5, 2005, assume you have not exercised this portion of the option.  If you accept this Offer and elect to amend the Eligible Option pursuant to Choice A, then your Eligible Option will be amended to have an increased exercise price of $5.10 per share with respect to the 25,000 shares.  No other changes will be made to your December 5, 2002 option.

The current exercise price, adjusted exercise price and fair market value assumed in the above example are for illustrative purposes only and are not meant to reflect our view of what the trading price of Sun common stock will be in the short, medium or long term.

Even if the fair market value per share of Sun common stock on the Amendment Date is less than the fair market value per share of the underlying Sun common stock, Pirus common stock or Waveset common stock, as the case may be, on the grant measurement date, your Eligible Options will be amended to have an exercise price per share equal to the fair market value of the Sun common stock, Pirus common stock or Waveset common stock, as the case may be, on the grant measurement date for the Eligible Options.  Your amended exercise price will in no event be adjusted to the fair market value of the Sun common stock on the Amendment Date.

Amendment Pursuant to Choice B

If you have not previously exercised any portion of an Eligible Option (i.e., any portion which vested after December 31, 2004), and if you select Choice B, your Eligible Option will be amended to provide that the Eligible Option will only be exercisable during calendar year 2008.  Pursuant to the requirements of Section 409A, only one calendar year can be selected.  We selected calendar year 2008 as all of the Eligible Options subject to this Offer will be fully vested as of December 31, 2007.  By choosing 2008, we have sought to reduce your exposure to market risk for the value of the options held by you which could result from holding vested options that could not be exercised.

Thus, if you elect Choice B, you will not be able to exercise the vested portions of your Eligible Options prior to January 1, 2008, and must exercise all Eligible Options by December 31, 2008, or they will expire and terminate.  Pursuant to Choice B, you will no longer have the full exercise period or expiration date as set forth in the original option agreement.

Example:  Assume you currently hold an Eligible Option for 75,000 shares of Sun common stock which vested in equal 1/3rd installments on February 1 of each of 2005, 2006 and 2007.  Pursuant to this Offer, you select Choice B with respect to the Eligible Option.  As a result, you will not be able to exercise the Eligible Option, despite the fact that it is 100% vested, until January 1, 2008, and you will have to exercise the Eligible Option by December 31, 2008, or it will terminate.

If you have exercised any portion of an Eligible Option (i.e., any portion which vested after December 31, 2004), you may only select Choice A as described above.  You may not choose Choice B with respect to that Eligible Option as you have already exercised in part the Eligible Option.  If you have not exercised any portion of an Eligible Option (i.e., any portion which vested after December 31, 2004), you may select either Choice A or Choice B with respect to that Eligible Option, but only those portions of the Eligible Option vesting after December 31, 2004 are included as part of this offer.

Example:  Assume you currently hold an option for 100,000 shares of Sun common stock which vested in equal 25% installments on December 15 of each of 2003, 2004, 2005 and 2006.  Only the 50% portion of the option which vested after December 31, 2004, or the portion of the option exercisable for 50,000 shares, is considered an Eligible Option for purposes of this offer.  If you have exercised the Eligible Option with respect to 25,000 shares, you may not choose Choice B.  If you have not exercised any of the 50,000 shares subject to the Eligible Option, you may choose either Choice A or Choice B.

If you select Choice B, in no event will any Eligible Options amended pursuant to Choice B be exercisable following the original expiration date of the option.

Example:  Assume you currently hold an option for 50,000 shares of Sun common stock which vested in full after December 31, 2004.  The current expiration date of the option is June 30, 2008, and you select Choice B with respect to this offer.  Your Eligible Option will expire on June 30, 2008, not December 31, 2008.

Termination of Employment—Pursuant to Choice A and Choice B

If you choose to participate in this Offer with respect to any of your Eligible Options, and your employment with Sun is terminated for any reason after the expiration of the Offer, including your death or disability, the terms of the Sun Plan, Pirus Plan or Waveset Plan, as the case may be, and your respective stock option agreement(s), as amended pursuant to your participation in this Offer pursuant to Choice A and/or Choice B, as applicable, will govern the period during which you will be able to exercise your Eligible Options.  Thus, if you (i) select Choice A and terminate employment after the Expiration Date of this Offer, you will have the time period set forth in your respective stock option agreement(s) to exercise your Eligible Options and your exercise price will be the amended exercise price pursuant to Choice A, and (ii) select Choice B and terminate employment after the Expiration Date of this Offer, you will have the time period set forth in your respective stock option agreement(s) to exercise your Eligible Options, provided that in no event may such period extend beyond December 31, 2008, the amended expiration date of your Eligible Options.

Example:  Assume you currently hold an option for 75,000 shares of Sun common stock.  1/3rd of the option vested on March 1 of each of 2004, 2005 and 2006.  Thus, you hold an Eligible Option for 50,000 shares of Sun common stock.  The Eligible Option was issued pursuant to the Pirus Plan.  Pursuant to this Offer, you select Choice B with respect to the Eligible Option.  On February 1, 2008, you voluntarily terminate your employment with Sun.  According to the Pirus Plan, you will have 30 days from the date of termination to exercise the 50,000 vested shares under the Eligible Option, unless otherwise set forth in your individual stock option agreement.  You will not have the full calendar year of 2008 to exercise your Eligible Option.

Note that if you were to voluntarily terminate your employment on December 10, 2008, however, you would only have until December 31, 2008 to exercise your amended Eligible Options.  In addition, if you were to voluntarily terminate employment on December 12, 2007, you would have 30 days from such date to exercise your Eligible Option, or until approximately January 11, 2008.  You would not have the full calendar year of 2008 to exercise your Eligible Option.

Limitations Between Choices

You may select between Choice A and Choice B with respect to each of your Eligible Options (although you may not select Choice B for an Eligible Option if you have exercised any portion of that Eligible Option (i.e., any portion vesting after December 31, 2004)).  You may select only one choice for each Eligible Option you hold.  In other words, you may not select Choice A for one-half of the shares subject to an Eligible Option, and Choice B for the remaining one-half of the shares subject to the Eligible Option.

Expiration Date. This Offer expires at 12:00 midnight, Eastern Time, on December 14, 2007, unless we, in our sole discretion or pursuant to applicable law, extend the period of time during which the Offer will remain open.  If we extend the Offer, “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire.  See Section 14—“Extension of the Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7—“Conditions of the Offer” for a description of conditions to the Offer.

Additional Considerations. In deciding whether to accept the Offer to amend your Eligible Options, you should know that Sun continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, subsidiary roll-ups and the purchase or sale of assets. At the current time, we are reviewing a number of opportunities and are in discussions or negotiations with respect to various corporate transactions. These transactions may be announced, completed or abandoned in the ordinary course of business during the pendency of this Offer.  There can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.  Also, in the ordinary course of business, the Company makes changes in the composition and structure of its Board of Directors and/or management.  The Company expects that it will continue to make changes in this regard.  In connection with the addition of an individual to our Board of Directors, the Company’s bylaws may be amended to provide for an exact number of directors between the authorized number of directors of not less than six nor more than eleven.  Further, our employees, including our executive officers, from time to time acquire or dispose of our securities.  Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•                  any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•                  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing Board vacancies or to change the material terms of any executive officer’s employment;

•                  any other material change in our corporate structure or business;

•                  Sun common stock being delisted from a national securities exchange;

•                  Sun common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•                  any change in our certificate of incorporation or amended and restated bylaws, or any actions which may impede the acquisition of control of us by any person.

Section 2.              Purpose of the Offer

Sun has determined, in the exercise of its reasoned business judgment, that the fair market value per share of the underlying Sun common stock, Pirus common stock and Waveset common stock, as the case may be, on the grant measurement dates of certain stock options granted to employees of Sun, Pirus or Waveset, as the case may be, were higher than their respective exercise prices. The table under Section 1—“Eligible Participants; Eligible Options; Amendment; Expiration Date; Additional Consideration” sets forth the grant dates (as set forth in the applicable option agreements), the corresponding exercise prices of the options, as well as information on the fair market value per share of Sun common stock, Pirus common stock or Waveset common stock, as the case may be, on each grant measurement date.  While the Company's determination is not binding on the IRS, Sun is making this offer because of the potential adverse tax consequences that apply when the exercise price of a stock option is lower than the market price of the underlying common stock on the grant measurement date.

Section 409A of the Internal Revenue Code provides that options granted with a below-market exercise price, to the extent they were not vested as of December 31, 2004, will be subject to adverse income tax consequences unless the below-market options are brought into compliance with Section 409A prior to the end of the transition period set by the IRS (December 31, 2008 for optionees who are not executive officers of Sun).  Sun has determined to bring such options into compliance by, at the selection of the optionee, (i) increasing their current respective exercise price per share to the fair market value per share of Sun common stock, Pirus common stock or Waveset common stock, as the case may be, on the applicable grant measurement date, or (ii)  revising the exercisability period of the options such that the options will only be exercisable during calendar year 2008 (beginning January 1, 2008 through December 31, 2008).

Section 409A was added to the Code by the American Jobs Creation Act of 2004. In April 2007, the IRS issued final regulations with respect to certain items of compensation under Section 409A. The final regulations state that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant measurement date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance within the time period established by the IRS (by December 31, 2008), the option will trigger the following adverse U.S. federal tax consequences under Section 409A:

•                  the optionee will recognize immediate taxable income on January 1, 2009. The amount of income recognized on each vesting date will be equal to the fair market value of the option shares on that date, less the exercise price payable for those shares;

•                  the optionee will incur an additional 20% penalty tax on the income recognized on such date; and

•                  the optionee may also be liable for interest at a penalty rate from January 1, 2005.

Taxation will occur in such manner even though the option remains unexercised.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

The following is an example of the adverse U.S. federal income taxes which may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:

Example: Assume you have an option with a grant date of November 5, 2003 that entitles you to purchase 1,500 shares for an exercise price per share of $5.00, which was lower than the fair market value per share of Sun common stock on the grant measurement date. Further assume that the option vests in three successive equal annual installments over the three-year period measured from November 5, 2003 and that, as of December 31, 2004, the option was unvested as to 1,000 shares. Assume that you have not exercised the option.  Further assume that on the November 5, 2005 vesting date for the first of the two remaining 500-share installments, the fair market value of the Sun common stock is $7.00, and that on the November 5, 2006 vesting date for the final 500 shares, the fair market value of the Sun common stock is $10.00. You would have the following tax consequences:

(1)                                  Impact on 2005 Taxes:

Ordinary Income on December 5, 2005: Under Section 409A, your below-market option would result in your recognition of ordinary compensation income on December 5, 2005 with respect to the 500 shares which vest on that date. Based on the assumed fair market value of Sun common stock of $7.00 per share on November 5, 2005, such income would be in an amount equal to $1,000, calculated as follows:

($7.00-$5.00) x 500 shares = $1,000

20% Penalty Tax Applicable to November 5, 2005 Vesting: In addition, you would incur a penalty tax at that time in the amount of $200 ($1,000 x .20 = $200). If you reside in a state that has adopted provisions similar to Section 409A, you could potentially incur an additional penalty of up to $200.00.

(2)                                  Impact on 2006 Taxes:

Ordinary Income on November 5, 2006: On the November 5, 2006 vesting date, you would recognize additional ordinary compensation income with respect to the 500 shares which vest on that date. Based on the assumed fair market value of Sun common stock of $10.00 per share on November 5, 2006, such income would be in an amount of $2,500, calculated as follows:

($10.00-$5.00) x 500 shares = $2,500

                                                20% Penalty Tax Applicable to November 5, 2006 Vesting: In addition, you would incur a penalty tax at that time in the amount of $500 ($2,500 x .20 = $500). If you reside in a state that has adopted provisions similar to Section 409A, you could potentially incur an additional penalty of up to $500.00.

(3)                                  Possible Additional Taxes:

                                                It is also possible that you may be subject to additional income taxation and penalty taxes on any increases to the value of those 1,000 option shares which occur after the December 31, 2008 on December 31st of each subsequent year.  Such taxation may continue until the option is exercised or cancelled.

The exercise price  and fair market value assumed in the above example are for illustrative purposes only and are not meant to reflect our view of what the trading price of Sun common stock will be in the short, medium or long term.

Section 409A only applies to below-market options that were not vested as of December 31, 2004. The portion of any below-market option which was vested as of December 31, 2004 is not subject to Section 409A.

Pursuant to the transitional relief which the Treasury Department provided under Section 409A, if you exercised any portion of your Eligible Options which vested in the 2005 calendar year in that year, you avoided any negative tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your Eligible Options which vested after December 31, 2004 (but was not exercised in 2005), you must take remedial action to bring that portion of your Eligible Options into compliance with the requirements of Section 409A.

Sun is now offering you the opportunity to bring your Eligible Options into compliance with Section 409A by affirmatively selecting one or both (with limited exceptions, as discussed in Section 1 above) of Choice A and/or Choice B.  Accordingly, pursuant to the Offer, you can accept the Offer to either amend your Eligible Options pursuant to Choice A or Choice B and thus avoid the negative tax consequences of Section 409A described above.  If you accept either of the choices pursuant to this Offer, you will not recognize any taxable income for U.S. federal income tax purposes at the time of acceptance or at the time your Eligible Options are amended.

Neither Sun nor our Board of Directors makes any recommendation as to whether you should accept the Offer to amend your Eligible Options, and we have not authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer to amend your Eligible Options, as well as whether to choose Choice A or Choice B, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if it is not amended pursuant to the Offer. You are urged to evaluate carefully all of the information in the Offer and we recommend that you consult your own investment, legal and tax advisors.

Section 3.                                          Status of Eligible Options Not Amended

If you choose not to accept the Offer to amend some or all of your Eligible Options, the options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price which violates Section 409A.  Accordingly, if you take no other action to bring that option into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2—“Purpose of the Offer.” Further, if you exercise any of your Eligible Options before the Expiration Date of this Offer, even after you have accepted the Offer (other than subsequent to your termination of employment), your Eligible Options will not yet be formally amended and thus will not be in compliance with Section 409A.  Thus, if you exercise an Eligible Option before the Expiration Date, you may be subject to the adverse tax consequences under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

Section 4.              Procedures for Accepting the Offer to Amend Eligible Options

Proper Acceptance of Offer to Amend

We are sending you a personalized Letter of Transmittal for you to use if you wish to accept the Offer. The Letter of Transmittal will contain a personal summary of the Eligible Options currently held by you, including information relating to the number of shares subject to Section 409A. To validly accept the Offer to amend your Eligible Options pursuant to the Offer, you must, in accordance with the terms of your Letter of Transmittal, properly complete, duly execute and deliver to us that Letter of Transmittal, along with any other required documents. Except in accordance with the next sentence, the Letter of Transmittal must be executed by the you as the Eligible Option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

We must receive all of the required documents on or before the Expiration Date. If we extend the Offer beyond that time, we must receive those documents before the Offer, as extended, expires. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, your Eligible Options will not be amended.

The Letter of Transmittal and other documents may be submitted via e-mail to 409A_questions@sun.com, or interoffice mail, hand delivery, overnight courier or U.S. mail to Global Stock Plan Services, Sun Microsystems, Inc., SCA 22-120, 4220 Network Circle, Santa Clara, CA  95054, Attn.:  409A Offer. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.

You may accept the Offer with respect to some or all of your Eligible Options.  If you have exercised any portion of an Eligible Option (i.e., any portion which vested after December 31, 2004), however, you may only select Choice A.  You may not choose Choice B with respect to any Eligible Options that you have already exercised in part.

You may select only one choice for each Eligible Option you hold.  In other words, you may not select Choice A for one-half of the shares subject to an Eligible Option, and Choice B for the remaining one-half of the shares subject to the Eligible Option.

If your Letter of Transmittal includes any option which is not an Eligible Option, then we will not accept the submitted acceptance with respect to such option, but we do intend to accept any properly submitted acceptance of the Offer to amend an Eligible Option set forth in the Letter of Transmittal.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our reasonable discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer, and we will decide, in our reasonable discretion, all questions as to: (i) the portion of each option grant which comprises an Eligible Option for purposes of this Offer, and (ii) the number of shares of Sun common stock comprising an Eligible Option. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject, in our reasonable discretion, any or all acceptances of the Offer that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept each properly and timely submitted acceptance of the Offer to amend an Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of the Offer. No acceptance of the Offer to amend an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the submitting holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in acceptance of the Offer, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement

Your acceptance of the Offer to amend your Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your submitted acceptance of the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly submitted acceptances of the Offer to amend Eligible Options that have not been validly withdrawn, and, on the Amendment Date, we will amend the accepted Eligible Options in accordance with Choice A and/or Choice B, as the case may be.

Section 5.              Withdrawal Rights

You may only withdraw your submitted acceptance of the Offer in accordance with the provisions of this Section 5—“Withdrawal Rights.”

(i)                                     You may withdraw your submitted acceptance of the Offer at any time before 12:00 midnight, Eastern Time, on the Expiration Date (or if we extend the Offer beyond that time, you may withdraw your submitted acceptance until the extended Expiration Date). In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Eastern Time, on January 15, 2008, (the 40th business day after the commencement of this tender offer), you may withdraw your submitted acceptance of the Offer at any time thereafter.

(ii)                                  To validly withdraw your acceptance of the Offer, you must deliver to us a properly completed and duly executed Withdrawal Form, while you still have the right to withdraw the submitted acceptance. You may submit the Withdrawal Form via e-mail to 409A_questions@sun.com, or interoffice mail, hand delivery, overnight courier or U.S. mail to Global Stock Plan Services, Sun Microsystems, Inc., SCA 22-120, 4220 Network Circle, Santa Clara, CA  95054, Attn.:  409A Offer.

Except in accordance with the next sentence, the Withdrawal Form must be executed by the option holder who submitted the acceptance. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

You may not rescind any withdrawal, and any acceptance of the Offer you withdraw will not thereafter be deemed to be subject to the Offer, unless you properly re-submit a new Letter of Transmittal indicating your acceptance to amend your Eligible Options before the Expiration Date by following the procedures described in Section 4—“Procedures for Accepting the Offer to Amend Eligible Options.”

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our reasonable discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

Section 6.                                          Acceptance of Eligible Options for Amendment

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options for which acceptances of this Offer have been properly submitted and not validly withdrawn before the Expiration Date. We will provide oral or written notice to the tendering option holders of our acceptance, which may be by e-mail, press release or other means.

On the Amendment Date, we will amend all accepted Eligible Options in accordance with Choice A and/or Choice B, as selected by the optionee. Promptly following the Amendment Date, we will provide the holder of each Eligible Option accepted for amendment with an amendment to his or her stock option award agreement evidencing the repricing and/or the revised exercise schedule.

Section 7.              Conditions of the Offer

We will not accept any acceptances of the Offer to amend Eligible Options, and we may terminate or amend the Offer or postpone our acceptance and amendment of any Eligible Options, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after November 16, 2007, and prior to the Expiration Date, any of the following events have occurred, or have been reasonably determined by us to have occurred and, in our reasonable discretion in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of any acceptances of the Offer to Amend Eligible Options:

(a)                                  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the repricing or revised scheduling of some or all of the Eligible Options pursuant to the Offer, or otherwise relates in any manner to the Offer or that, in our reasonable discretion, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)                                 there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable discretion, would or might directly or indirectly:

•                  make the repricing, rescheduling, or amendment of the Eligible Options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•                  delay or restrict our ability, or render us unable, to accept, reprice, reschedule or amend some or all of the Eligible Options;

•                  materially impair the benefits we hope to receive as a result of the Offer, which we believe would occur as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•                  materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)                                  there shall have occurred:

•                  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•                  any significant change in the market price of the shares of Sun common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable discretion, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in Sun common stock, or that, in our reasonable discretion, makes it inadvisable to proceed with the Offer; or

•                  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)                                 there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expenses in connection with the Offer which would be in excess of any compensation expenses which we would be required to record under U.S. generally accepted accounting standards in effect at the time we commence the Offer;

(e)                                  a tender or exchange offer with respect to some or all of outstanding Sun common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•                  any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Sun common stock, or any new “group” shall have been formed that beneficially owns more than 5% of the outstanding shares of Sun common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC;

•                  any such person, entity or “group” that has filed a Schedule 13D or Schedule 13G with the SEC shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of Sun common stock; or

•                  any person, entity or “group” shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f)                                    any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable discretion, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(g)                                 any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to us that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our reasonable discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. All conditions must be satisfied or waived prior to the expiration of the Offer.  Any determination we make concerning the events described in this Section 7—“Conditions of the Offer” will be final and binding upon all persons.

Section 8.              Price Range of Sun Common Stock Underlying the Options

There is no established trading market for Eligible Options, or any other options granted under our Plan. As of November 14, 2007, there were 19,595 stockholders of record of our common stock.

Our common stock trades on the NASDAQ Global Select Market under the symbol JAVA.  For the period from November 12, 2007 through December 10, 2007, a letter “D” will be included at the end of our trading symbol to indicate that our one-for-four reverse stock split recently become effective.  The range of high and low sales prices of Sun common stock, as reported on the NASDAQ Global Select Market, was as follows:

	High	Low
Fiscal 2008
2nd Quarter (through November 14, 2007)	$25.04	$19.63
1st Quarter	$23.48	$18.00
Fiscal 2007
4th Quarter	$24.36	$19.32
3rd Quarter	$27.12	$21.76
2nd Quarter	$23.52	$19.56
1st Quarter	$21.32	$14.96
Fiscal 2006
4th Quarter	$21.40	$15.72
3rd Quarter	$21.60	$16.56
2nd Quarter	$18.24	$14.48
1st Quarter	$17.16	$14.28

On November 14, 2007, the last reported sale price of Sun common stock on the NASDAQ Global Select Market was $20 per share.

The high and low prices included above are in no way reflective of our view of what the trading price of Sun common stock will be in the short, medium or long term and is merely historical information.  In addition, the sales prices above reflect the one-for-four reverse stock split of Sun’s common stock which was effective November 12, 2007.

Section 9.              Source and Amount of Consideration; Terms of Amended Eligible Options; Terms of the Plans

Source and Amount of Consideration

If we accept your Eligible Options for amendment, that Eligible Options will be amended in accordance with Choice A and/or Choice B, as described in Section 1 above.  If all holders of Eligible Options accept the Offer to amend their Eligible Options pursuant to the Offer, then the resulting amended Eligible Options will cover 88,737 shares of Sun common stock, which represents approximately 0.001% of the total number of shares of Sun common stock outstanding as of November 14, 2007.

Terms of Amended Eligible Options

Choice A

If you select Choice A with respect to any Eligible Option, that Eligible Option will be amended to provide for a new exercise price per share equal to the fair market value per share of the Sun common stock, Pirus common stock and Waveset common stock, as the case may be, on the grant measurement date of the Eligible Option.  The Eligible Option will otherwise continue to be subject to its original exercise period, expiration date and other terms and conditions as in effect for the option immediately prior to the amendment.

Choice B

If you select Choice B with respect to any Eligible Option, that Eligible Option will be amended to provide that the Eligible Option will only be exercisable during calendar year 2008.  Thus, if you elect Choice B, you will not be able to exercise the vested portions of your Eligible Options prior to January 1, 2008, and must exercise all Eligible Options by December 31, 2008, or they will expire and terminate.  Pursuant to Choice B, you will no longer have the full exercise period or expiration date set forth in the original option agreement.  In addition, in no event will any Eligible Options amended pursuant to Choice B be exercisable following the original expiration date of the option. Thus, if the original expiration date of the Eligible Option is set to occur during 2008, your Eligible Option will terminate as of such date during 2008, and not December 31, 2008.

The Eligible Option will otherwise continue to be subject to the other terms and conditions as in effect for the option immediately prior to the amendment.

General

The amendment of the Eligible Options with respect to which the Offer has been accepted will not create any contractual or other right of the accepting optionees to receive any future grants of stock options or other stock-based compensation. This Offer does not change the “at-will” nature of an optionee’s employment with us, and an optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause.

The Eligible Options have all been granted pursuant to the Plans, and each amended Eligible Option will continue to remain outstanding under its respective Plan.

Terms of the Plans

The following is a description of the principal features of the Sun Plan, the Pirus Plan and the Waveset Plan which apply to the Eligible Options (collectively sometimes referred to herein as the “Plans”), as applicable, depending upon the Plan pursuant to which your Eligible Options were granted.  The description is subject to, and qualified in its entirety by reference to, all the provisions of the respective plan and your stock option award agreement for the Eligible Options.

•                  The Sun Plan was filed as Exhibit 10.1 on Form 10-Q with the SEC on May 9, 2007.

•                  The Pirus Plan was filed as Exhibit 4.1 on Form S-8 filed with the SEC on November 20, 2002.

•                  The Waveset Plan was filed as Exhibit 4.1 on Form S-8 filed with the SEC on January 16, 2004.

Please note that even though our stockholders approved our 2007 Omnibus Incentive Stock Plan at the 2007 annual meeting on November 8, 2007, the Eligible Options are still governed by the terms of the respective plan (the Sun Plan, Pirus Plan or Waveset Plan) pursuant to which they were granted.  Please send an e-mail to stockplan@sun.com to receive a copy of the Plans or the form of stock option award agreements.  We will promptly furnish you copies of those documents at our expense.

General.  Sun’s Board of Directors, and committees thereof, has the authority to administer the Plans.  References in this section to the Board of Directors includes these committees where appropriate.

Share Reserve.  As a result of stockholder approval of our 2007 Omnibus Incentive Stock Plan at our 2007 annual meeting, no additional shares of Sun common stock are reserved for issuance under the Sun Plan.  In addition, no additional shares of Sun common stock are reserved for issuance under either the Pirus Plan or Waveset Plan.

As of November 14, 2007, options to purchase 1,259,152 shares of Sun common stock were outstanding under the Sun Plan, options to purchase 17,767 shares were outstanding under the Pirus Plan and options to purchase 23,658 shares were outstanding under the Waveset Plan. The Sun common stock delivered under the Plans are authorized but unissued shares, or at the Board of Director’s discretion, previously issued shares acquired by us and held in our treasury.

Eligibility.  Any employee who was not an officer of director of, and any consultant or advisor to, Sun or any subsidiary of Sun was eligible to receive option grants under the Sun Plan.  Under the Pirus Plan and the Waveset Plan, any employee, director, consultant or advisor to Pirus or

Waveset, respectively, or any subsidiary thereof, was eligible to receive option grants. However, under each of the Plans, grants to persons who were not employees of Sun, Pirus or Waveset, or any subsidiary thereof, could not be incentive stock options.

Exercise Price. The exercise price of each option under the Sun Plan was determined by the Board of Directors.  The exercise price of each option under the Pirus Plan was determined by the Pirus Board of Directors but was not to be less than the fair market value of Pirus common stock on the grant date.  The exercise price of each option under the Waveset Plan was determined by the Waveset Board of Directors but was not to be less than 85% of the fair market value of Waveset common stock on the grant date.

Vesting and Exercisability of Options.  Under the Sun Plan and the Waveset Plan, options vest and become exercisable, subject to the terms of the Plans, in such installments as the Sun or Waveset Board of Directors, as the case may be, provided in the award agreement at the time of grant.  Under the Pirus Plan, unless otherwise determined by the Pirus Board of Directors, options vest and become exercisable as to 25% of the number of shares subject to each option on the first anniversary of the grant date and equally on a monthly basis thereafter so that by the fourth anniversary of the grant date, all shares subject to the option are vested.  Under the Plans, the Board of Directors may, in its sole discretion, accelerate the vesting of any option.

Term of Options.  The Plans provide that all options will expire on a date determined by the Board of Directors, which in the case of the Pirus Plan and the Waveset Plan could be no later than ten years after the grant date.

Termination Other than for Cause, Death or Disability.  Under the Plans, upon the termination of the employment, directorship and/or consultancy of any optionee, all options that are not then exercisable will terminate on the date of termination. Under the Sun Plan, upon the termination of the employment or consultancy of an optionee for any reason other than death or “total and permanent disability,” as defined in Section 22(e)(3) of the Code, all options that are exercisable on the date of termination will continue to be exercisable during such period of time as is determined by the Sun Board of Directors.

Under the Pirus Plan, upon the termination of the employment, directorship or consultancy of an optionee for any reason other than cause, death or “total and permanent disability,” as defined in Section 22(e)(3) of the Code, all options that are exercisable on the date of termination will continue to be exercisable for 30 days following the date of termination.

Under the Waveset Plan, upon the termination of the employment, directorship or consultancy of an optionee for any reason other than death or “total and permanent disability,” as defined in Section 22(e)(3) of the Code, all options that are exercisable on the date of termination will continue to be exercisable for a period of time specified in the option agreement (of at least 30 days) and, in the absence of a specified time in the option agreement, for three months following termination.

Termination upon Death.  The Plans provide that if the employment, directorship and/or consultancy of an optionee is terminated by reason of such optionee’s death, all options that are not then exercisable will terminate as of the date of death.  Options that were exercisable prior to the optionee’s death may be exercised by the optionee’s executor or administrator or by the person(s) to whom the options are transferred by will or by applicable laws of descent and distribution within the, in the case of the Sun Plan and the Pirus Plan, six-month period (or longer if determined by the Board of Directors) after the optionee’s death, and in the case of the

Waveset Plan, the time specified in the option agreement (of at least 180 days) and in the absence of a specified time in the option agreement, for 365 days after the optionee’s death, but in no event beyond the option termination date previously determined by the Waveset Board of Directors.

Termination upon Disability.  The Plans provide that if the employment, directorship and/or consultancy of an optionee is terminated by reason of such optionee’s total and permanent disability, all options that are not then exercisable will terminate as of the date of termination.  Options that were exercisable prior to the optionee’s termination may be exercised by the optionee within the, in the case of the Sun Plan and the Pirus Plan, six-month period (or longer if determined by the Board of Directors) after the optionee’s termination, and in the case of the Waveset Plan, the time specified in the option agreement (of at least 180 days) and in the absence of a specified time in the option agreement, for 365 days after the optionee’s termination, but in no event beyond the option termination date previously determined by the Waveset Board of Directors.

Leave of Absence.  Under the Sun Plan and the Pirus Plan, the Board of Directors has the authority to determine the effect of a leave of absence on options outstanding under the plans.  Under the Waveset Plan, an optionee will not have a termination of employment in the case of any leave of absence approved by Sun, including sick leave or military leave.

Vesting Acceleration. Under the Sun Plan, in the event of a merger of Sun with or into another corporation, or the sale of substantially all of the assets of Sun, each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation.  If the successor corporation refuses to assume or substitute the option, such option will be fully exercisable and the Board of Directors will notify the optionee the option will be fully exercisable for a period of 30 days from the date of such notice and that the option will terminate upon expiration of such period.  Further, in the event of the proposed dissolution or liquidation of Sun, the Board of Directors may provide that all options under the Sun Plan will be fully exercisable until ten days prior to such dissolution or liquidation and will terminate immediately prior to the consummation of such dissolution or liquidation.

Under the Pirus Plan, in the event of a Change of Control (as defined below), the purchaser of Sun’s assets or stock may, in its discretion, pay to the optionees the same kind of consideration delivered to the Sun stockholders as a result of such sale, or the Board of Directors may cancel all outstanding options (to the extent then exercisable) in exchange for the same kind of consideration delivered to the Sun stockholders as a result of such sale, less the option exercise price, after which the options will terminate.  The Board of Directors also has the discretion to accelerate the vesting of outstanding options upon a Change of Control.  A “Change of Control” is defined in the Pirus Plan as:

•                  the merger of Sun with another entity where Sun is not the surviving entity and following which the Sun stockholders prior to the merger hold less than 50% of the voting stock of the surviving entity and the board of directors prior to the merger are less than a majority of the board of directors of the surviving entity;

•                  the sale of all or substantially all of the Sun assets to a third party following which sale the Sun stockholders hold less than 50% of the voting stock of the third party and Sun directors are less than a majority of the board of directors of the third party; or

•                  a transaction or series of related transactions where Sun is the surviving entity and 50% or more of Sun’s voting stock after the transaction is owned by parties who held less than 30% of the voting Sun stock prior to the transaction and Sun’s board of directors after the transaction, or within 60 days following the transaction, is comprised of less than a majority of the directors serving prior to the transaction.

Under the Waveset Plan, in the event of a merger of Sun with another company, or the sale of substantially all of the assets of Sun, each outstanding option will be assumed or an equivalent option substituted by the successor corporation.  If the successor corporation refuses to assume or substitute for the options, the optionee will receive one year of accelerated vesting from the date immediately preceding the merger or asset sale and will have the right to exercise the vested options, including the options that have been subject to accelerated vesting, and will have 15 days from the date of notice of accelerated vesting and exercisability and that the options will terminate following expiration of such period.  Further, in the event of the proposed dissolution or liquidation of Sun, the Board of Directors may provide that all options under the Waveset Plan will be fully exercisable until 15 days prior to such dissolution or liquidation and will terminate immediately prior to the consummation of such dissolution or liquidation.

Shareholder Rights and Option Transferability. Under the Sun Plan and the Waveset Plan, until the issuance of stock certificates, no right to vote or receive dividends or any other rights as a stockholder exist with respect to optioned shares, notwithstanding the exercise of the option.  Under the Pirus Plan, upon exercise of an option and payment of the exercise price in accordance with the terms of the plan, the optionee will become a stockholder as to the shares acquired upon exercise.  Except as the Board of Directors may otherwise determine, no option may be transferred other than by will or by the laws of descent and distribution, and during an optionee’s lifetime an option may be exercised only by the optionee.

Changes in Capitalization. In the event of a stock dividend, stock split, reverse stock split, combination or reclassification of shares, reorganization, recapitalization or other change in Sun’s capital stock, the number and kind of shares of Sun common stock subject to grants then outstanding or subsequently awarded under the Sun Plan, the exercise price of any outstanding option, the maximum number of shares of Sun common stock that may be distributed under the Plans, and other relevant provisions will be adjusted by the Board of Directors so that the proportionate interest of an optionee immediately following such event will, to the extent practicable, be the same as such optionee’s interest immediately before such event.

Amendment and Termination.  As stated above, because our stockholders approved our 2007 Omnibus Incentive Stock plan at our 2007 annual meeting on November 8, 2007, no additional awards will be granted under the Sun Plan.  No more awards may be granted under the Pirus Plan or Waveset Plan.  The Board of Directors may at any time, prospectively or retroactively, amend the Plans or any outstanding option for any purpose permitted by law, or may at any time terminate the Plans.  No such amendment, however, may materially adversely affect the rights of any optionee without such optionee’s consent.  With the consent of the optionee, the Board of Directors may at any time cancel an existing option in whole or in part and may make any other option grant for such number of shares as the Board of Directors specifies.

Taxation of Non-Statutory Stock Options

Under the Code, no taxable income is recognized by an optionee upon the grant of a non-statutory option.  In general, the optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.  In addition, Sun will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. In general, the deduction will be allowed for our taxable year in which such ordinary income is recognized by the optionee.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one state or country may apply to you as a result of your receipt, vesting or exercise of an option grant. We recommend that you consult your personal tax advisor to discuss these consequences.

See Section 12—“Accounting Consequences of the Offer” for a discussion of the accounting treatment of the Offer.

For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness; and the portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and income or loss from equity investees, plus fixed charges, plus amortization of capitalized interest, and less capitalized interest. Earnings were insufficient to cover fixed charges by $2,653 million, $185 million and $676 million for the years ended June 30, 2003, June 30, 2005 and June 30, 2006, respectively.

Section 10.            Information Concerning Sun

Sun provides network computing infrastructure product and service solutions.  A consistent vision, “The Network is the ComputerTM,” has been the driving force behind our technology innovation for over 25 years.  Our core brands include the JavaTM technology platform, the SolarisTM operating system, Sun StorageTekTM storage solutions and the UltraSPARC® processor.  By investing in research and development, we create products and services that address the complex information technology issues that customers face today, including increasing demands for network access, bandwidth and storage.  This demand is driven by our ability to expand our network’s reach by sharing our technologies with the user community, which in turn presents a greater opportunity for us to provide the infrastructure that runs the network.

Our network computing infrastructure solutions are used in a wide range of industries including technical/scientific, business, engineering, telecommunications, financial services, manufacturing, retail, government, life sciences, media and entertainment, transportation, energy/utilities and healthcare. We innovate at all levels of the system and partner with market leaders to provide value and choice for our customers.

Sun was incorporated in the state of California in 1982 and reincorporated in the state of Delaware in 1997. Our principal offices are located at 4150 Network Circle, Santa Clara, California 95054. Our telephone number is (650) 960-1300 and our website can be accessed at www.sun.com.

Certain Financial Information.  The following table sets forth our summary historical consolidated financial data for the years ended June 30, 2007 and 2006 which have been derived from our audited consolidated financial statements incorporated by reference in this Offer to Amend. This data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto, which are incorporated by reference in this Offer to Amend.  The summary historical financial data presented in the following table for the three months ended September 30, 2007 has been derived from our unaudited financial statements incorporated by reference in this Offer to Amend and which, in the opinion of our management, includes all adjustments (including normal recurring adjustments necessary for a fair presentation of the unaudited consolidated financial information.  The results of the three months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year.  You should also read Section 17—“Additional Information” for instructions on how you can obtain copies of our SEC reports that contain the financial statements we have summarized below.

On November 8, 2007, our stockholders approved a one-for-four reverse stock split (the “Reverse Split”) effective on November 12, 2007 (the “Effective Date”). The par value, authorized, issued and outstanding shares of our common stock and the shares of our treasury stock have been adjusted in our September 30, 2007, June 30, 2007 and June 30, 2006 consolidated balance sheets to reflect the Reverse Split. The adjusted shares of common stock and treasury stock in our September 30, 2007, June 30, 2007 and June 30, 2006 consolidated balance sheets have not been audited.

Our shares used in the calculation of net income (loss) per share common-basic and our shares used in the calculation of net income (loss) per share common-diluted and our net income (loss) per share-basic and diluted have been adjusted in our September 30, 2007, October 1, 2006, June 30, 2007 and June 30, 2006 consolidated statements of operations to reflect the Reverse Split. The adjusted shares used in the calculation of net income (loss) per share common-basic, our adjusted shares used in the calculation of net income (loss) per share common-diluted and our adjusted net income (loss) per share-basic and diluted in our September 30, 2007, October 1, 2006, June 30, 2007 and June 30, 2006 consolidated statements of operations have not been audited.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended
	September 30,	October 1,	Fiscal Years Ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(1)	(1)
Net revenues:
Products	$1,980	$1,959	$8,771	$8,371
Services	1,239	1,230	5,102	4,697
Total net revenues	3,219	3,189	13,873	13,068
Cost of sales:
Cost of sales-products	1,029	1,123	4,811	4,827
Cost of sales-services	629	678	2,797	2,612

Total cost of sales	1,658	1,801	7,608	7,439
Gross margin	1,561	1,388	6,265	5,629
Operating expenses:
Research and development	446	473	2,008	2,046
Selling, general and administrative	939	958	3,851	4,039
Restructuring charges and related impairment of long-lived assets	113	21	97	284
Impairment of goodwill and other intangible assets	—	—	—	70
Purchased in-process research and development	—	—	—	60
Total operating expenses	1,498	1,452	5,956	6,499
Operating income (loss)	63	(64)	309	(870)
Gain on equity investments, net	22	—	6	27
Interest and other income, net	58	42	214	114
Settlement income	—	—	54	54

Income (loss) before income taxes	143	(22)	583	(675)
Provision for (benefit from) income taxes	54	34	110	189
Net income (loss)	$89	$(56)	$473	$(864)

Net income (loss) per common share-basic	$0.10	$(0.06)	$0.54	$(1.01)

Net income (loss) per common share-diluted	$0.10	$(0.06)	$0.52	$(1.01)
Shares used in the calculation of net income (loss) per common share-basic	866	874	883	859

Shares used in the calculation of net income (loss) per common share-diluted	884	874	902	859

(1)	Audited except for Net income (loss) per common share-basic and diluted and shares used in the calculation of net income (loss) per common share-basic and diluted.

CONSOLIDATED BALANCE SHEETS

(in millions, except par values)

	September 30,	June 30,
	2007	2007	2006
	(unaudited)	(2)	(2)
ASSETS
Current assets:
Cash and cash equivalents	$2,752	$3,620	$3,569
Short-term marketable debt securities	1,067	962	496
Accounts receivable (net of bad debt of 75, 81 and 81 (1))	2,203	2,964	2,702
Inventories	571	524	540
Deferred and prepaid tax assets	214	200	209
Prepaid expenses and other current assets, net	1,083	1,058	944

Total current assets	7,890	9,328	8,460
Property, plant and equipment, net	1,527	1,504	1,570
Assets held for sale	29	29	242
Long-term marketable debt securities	1,374	1,360	783
Goodwill	2,466	2,514	2,610
Other acquisition-related intangible assets, net	559	633	929
Other non-current assets, net	513	470	488

	$14,358	$15,838	$15,082

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$1	$1	$503
Accounts payable	1,140	1,381	1,446
Accrued payroll-related liabilities	649	842	777
Accrued liabilities and other	1,043	934	1,190
Deferred revenues	1,944	2,073	1,988
Warranty reserve	217	220	261

Total current liabilities	4,994	5,451	6,165
Long-term debt	1,270	1,264	575
Long-term deferred revenue	630	659	506
Other non-current obligations	1,271	1,285	1,492
Stockholders’ equity:
Preferred stock, $0.001 par value, 10 shares authorized; no shares issued and outstanding	—	—	—
Common stock and additional paid-in-capital, $0.001 par value, 1,800 shares authorized; issued and outstanding: 900 shares (1)	7,064	6,987	6,803
Treasury stock, at cost: 76, 17 and 25 shares (1)	(1,535)	(311)	(382)
Retained earnings (accumulated deficit)	282	189	(257)
Accumulated other comprehensive income	382	314	180

Total stockholders’ equity	6,193	7,179	6,344

	$14,358	$15,838	$15,082

(1)	For the quarter ended September 30, 2007 and for the year ended June 30, 2007 and June 30, 2006, respectively.
(2)	Audited except for Preferred stock, par value, shares authorized, issued and outstanding, Common stock, par value, shares authorized, issued and outstanding, and treasury stock shares.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended
	June 30, 2003	June 30, 2004	June 30, 2005	June 30, 2006	June 30, 2007	Three Months Ended September 30, 2007
Ratio of earnings to fixed charges (3)	—	12.81	—	—	11.92	11.97

(3)

For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on long-term debt and capital leases, capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness; and the portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and income or loss from equity investees, plus fixed charges, plus amortization of capitalized interest, and less capitalized interest. Earnings were insufficient to cover fixed charges by $2,653 million, $185 million and $676 million for the years ended June 30, 2003, June 30, 2005 and June 30, 2006, respectively.

Book value per share of Sun common stock as of September 30, 2007 was $6.88.  Book value per share is the value of our total stockholders’ equity divided by the number of issued and outstanding shares of Sun common stock, which was 900,264,185 at September 30, 2007.

Section 11.                                   Interests of Directors and Officers; Transactions and Arrangements Concerning the Options; and Material Agreements with Directors and Officers

No Sun executive officer, director or affiliate holds Eligible Options.  Thus, no such persons are eligible to participate in the Offer.

A list of the current members of our Board of Directors and executive officers is attached as Schedule I to this Offer to Amend.  Schedule II attached to this Offer to Amend sets forth a table showing the beneficial ownership of Sun common stock by our directors and executive officers as of November 12, 2007.

There have been no transactions in the Eligible Options by any executive officer, director, affiliate or subsidiary of Sun, or between Sun and any executive officer or director of any subsidiary of Sun, within the past 60 days.

Section 12.                                   Accounting Consequences of the Offer

On the Amendment Date, Eligible Options that we accept will be amended to have an increased exercise price equal to the fair market value per share of Sun common stock on the grant measurement date of the applicable option, or a revised exercise period. Other than these terms, the terms and provisions of each amended Eligible Option resulting from the acceptance of the Offer will not differ from the terms and provisions in effect for that option at the time of acceptance. All Eligible Options, whether or not amended pursuant to this Offer, will continue to remain outstanding options under the respective Plans.

The amendment of any Eligible Option under the Offer will be accounted for under the applicable provisions of GAAP.  Although no assurances can be given, we expect that no compensation expense under GAAP will be recognized solely as a result of the Offer.

Section 13.            Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amending the Eligible Options to have an increased exercise price or revised exercise schedule, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment of those options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the Eligible Options submitted for amendment under the Offer pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7—“Conditions of the Offer.”

Section 14.            Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer. If you accept the Offer to amend all or any portion of your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your acceptance.

Amendment of Option. The amendment of all or any portion of your Eligible Options is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Eligible Option. Your amended Eligible Options will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of your amended Eligible Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Sun must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your amended Eligible Options will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your amended Eligible Options for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one year after the date the amended Eligible Options is exercised for those shares.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Section 15.            Extension of the Offer; Termination; Amendment

Although we do not currently intend to do so, we may, in our sole discretion or pursuant to applicable law, extend the Offer at any time, regardless of whether or not any event set forth in Section 7—“Conditions of the Offer” has occurred or is deemed by us to have occurred.  If the Offer is extended, we will send you an e-mail or other communication informing you of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer.  If we extend this Offer, this will delay the acceptance and amendment of any Eligible Options until the new Expiration Date.

We also expressly reserve the right, in our reasonable discretion, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and amendment of any Eligible Options with respect to which the Offer has been accepted upon the occurrence of any of the conditions specified in Section 7—“Conditions of the Offer,” by giving oral or written notice of such termination or postponement to the accepting option holders. Our reservation of the right to delay our acceptance and amendment of the accepted Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least 10 business days after the date of such notification:

•                  we increase or decrease the amount of consideration offered for the Eligible Options; or

•                  we decrease the number of Eligible Options eligible to be accepted for amendment in the Offer.

A “business day” for purposes of this section means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16.            Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment pursuant to this Offer.

Section 17.            Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part, with respect to the Offer. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to accept the Offer to amend your Eligible Options.

The SEC allows us to “incorporate by reference” in this Offer to Amend certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  We incorporate by reference the documents listed below:

•                  our Annual Report on Form 10-K for our fiscal year ended June 30, 2007, filed with the SEC on August 29, 2007;

•                  our Quarterly Report on Form 10-Q for our first fiscal quarter ended September 30, 2007, filed with the SEC on November 7, 2007; and

•                  our Current Reports on Form 8-K filed with the SEC on July 30, 2007, August 2, 2007, August 7, 2007, November 5, 2007 and November 9, 2007.

The SEC file number for these filings is 000-15086. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our Investor Relations Department either by mail at our corporate headquarters, by telephone at 1-800-801-7869 or by e-mail to investor.relations@sun.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Sun in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.

Section 18.            Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will acceptances of the Offer be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should accept or reject the Offer to amend your Eligible Option pursuant to the Offer. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal or other documents to which we have referred you.

Sun Microsystems, Inc.	November 16, 2007

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF SUN MICROSYSTEMS, INC.

The members of our Board of Directors and our executive officers and their respective positions and offices as of November 12, 2007, are set forth in the following table:

Name	Position and Offices Held
James L. Barksdale	Director
Stephen M. Bennett	Director
Vengalil K. Chatterjee	Chief Accounting Officer (Principal Accounting Officer)
Peter L.S. Currie	Director
Michael A. Dillon	Executive Vice President, General Counsel and Secretary
Robert J. Finocchio, Jr.	Director
John F. Fowler	Executive Vice President, Systems Group
Anil P. Gadre	Executive Vice President and Chief Marketing Officer
Donald C. Grantham	Executive Vice President, Global Sales and Services
Richard L. Green	Executive Vice President, Software Group
Michael E. Lehman	Chief Financial Officer and Executive Vice President, Corporate Resources
William N. MacGowan	Chief Human Resources Officer and Executive Vice President, People and Places
Michael E. Marks	Director
Eugene G. McCabe	Executive Vice President, World Wide Operations
Scott G. McNealy	Chairman of the Board
Patricia E. Mitchell	Director
M. Kenneth Oshman	Director
Gregory M. Papadopoulos	Executive Vice President, Research and Development and Chief Technology Officer
P. Anthony Ridder	Director
Jonathan I. Schwartz	Chief Executive Officer, President and Director
David W. Yen	Executive Vice President, Microelectronics

The address of each director and executive officer is c/o Sun Microsystems, Inc., 4150 Network Circle, Santa Clara, CA  95054.

SCHEDULE II

BENEFICIAL OWNERSHIP OF SUN SECURITIES
BY DIRECTORS AND EXECUTIVE OFFICERS OF

SUN MICROSYSTEMS, INC.

The following table shows the number of shares of our common stock beneficially owned as of November 12, 2007 by:

•     each person or group known by Sun, based on filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of our common stock as of the November 12, 2007;

•                  each nominee for director;

•                  the persons named in the Summary Compensation Table; and

•                  all directors and executive officers as a group.

Name of Beneficial Owner	Common Shares Currently Held (1) (a)	Common Shares That May Be Acquired Within 60 Days of November 12, 2007 (2) (b)	Total Beneficial Ownership (a) + (b)	Percent of Class (3)
Schwartz, Jonathan I.	500,138	797,550	1,297,688	*
Barksdale, James L.	231,100	6,250	237,350	*
Bennett, Stephen M.	12,500	5,625	18,125	*
Currie, Peter L.S.	0	1,250	1,250	*
Finocchio, Jr., Robert J.	5,000	1,875	6,875	*
Grantham, Donald C.	9,125	83,800	92,925	*
Lehman, Michael E.	78,575.25	62,500	141,075.25	*
Marks, Michael E.	175,000	0	175,000	*
McNealy, Scott G.	14,596,387	3,332,550	17,928,937	2.2%
Mitchell, Patricia E.	0	3,125	3,125	*
Oshman, M. Kenneth	583,300	6,250	589,550	*
Papadopoulos, Gregory M.	55,070.25	436,371	491,441.25	*
Ridder, P. Anthony	2,500	1,250	3,750	*
Yen, David W.	84,461	519,050	603,511	*
All current directors and officers as a group (21 persons)	16,333,156.5	5,257,446	21,590,602.5	2.6%

*	Less than 1% of the outstanding shares.

(1)

For each of our executive officers and Mr. McNealy, the shares listed in this column include the following shares of restricted stock, over which they have sole voting power but no investment power. These shares of restricted stock are subject to Sun’s right of repurchase, as follows: 12,500 shares for Mr. Schwartz; 9,125 shares for Mr. Grantham; 9,125 shares for Mr. Lehman; 12,500 shares for Mr. McNealy; 4,125 shares for Mr. Papadopoulos; 9,125 shares for Mr. Yen; and 68,000 shares for all directors and executive officers as a group. Otherwise, except to the extent noted below, each director or executive officer has sole voting and investment power over the shares reported in accordance with SEC rules, subject to community property laws where applicable.

(2)

Includes shares represented by vested, unexercised options as of November 12, 2007 and options and restricted stock units that are expected to vest within 60 days of the November 12, 2007. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Based on 827,642,836 shares outstanding on November 12, 2007.